UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

PC Mall, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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PC MALL, INC.

2555 W. 190th Street, Suite 201

Torrance, California 90504

Notice of Annual Meeting of Stockholders

To Be Held on July 12, 2005

To the Stockholders:

Notice is hereby given that the Annual Meeting of Stockholders of PC Mall, Inc., a Delaware corporation (the “Company”), will be held at the Company’s headquarters, located at 2555 W. 190th Street, Suite 201, Torrance, California 90504 on Tuesday, July 12, 2005 at 10:00 a.m. local time for the following purposes, as more fully described in the Proxy Statement accompanying this Notice:

1. To elect four directors of the Company to serve until the 2006 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2005; and

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on May 18, 2005 are entitled to notice of and to vote at the meeting or any adjournment thereof. A list of such stockholders will be available for examination by any stockholder at the Annual Meeting, or at the office of the Secretary of the Company, 2555 W. 190th Street, Suite 201, Torrance, California 90504, for a period of ten days prior to the Annual Meeting.

A copy of the Company’s Annual Report for the fiscal year ended December 31, 2004, containing consolidated financial statements, is included with this mailing. Your attention is directed to the accompanying Proxy Statement for the text of the matters to be proposed at the meeting and further information regarding each proposal to be made.

STOCKHOLDERS UNABLE TO ATTEND THE MEETING IN PERSON ARE ASKED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU WISH.

By Order of the Board of Directors,

/s/ Frank F. Khulusi
Frank F. Khulusi
Chairman of the Board, President
and Chief Executive Officer

Torrance, California

June 17, 2005

PC MALL, INC.

2555 W. 190th Street, Suite 201

Torrance, California 90504

PROXY STATEMENT

Annual Meeting of Stockholders

To be held on July 12, 2005

INFORMATION CONCERNING SOLICITATION AND VOTING

This proxy statement is furnished by the board of directors of PC Mall, Inc., a Delaware corporation, in connection with the solicitation of proxies to be used at our annual meeting of stockholders to be held on Tuesday, July 12, 2005, at 10:00 a.m. local time, at our headquarters, located at 2555 W. 190th Street, Suite 201, Torrance, California 90504, and at all adjournments thereof for the purposes described in this proxy statement and in the accompanying notice of annual meeting of stockholders. ANY PROXY IN WHICH NO DIRECTION IS SPECIFIED WILL BE VOTED FOR THE ELECTION OF ALL OF THE NOMINEES NAMED IN THIS PROXY STATEMENT AND IN FAVOR OF PROPOSAL 2. This proxy statement and the notice of meeting and proxy are being mailed to stockholders on or about June 17, 2005.

The close of business on May 18, 2005 has been fixed as the record date for the determination of stockholders entitled to receive notice of and to vote at the meeting. As of May 18, 2005, our outstanding voting securities consisted of 11,613,041 shares of common stock, par value $.001 per share. On all matters which will come before the meeting, each stockholder is entitled to one vote for each share of common stock held on the record date.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time prior to its use by:

•	delivering to our principal office a written notice of revocation;

•	filing with us a duly executed proxy bearing a later date; or

•	attending the meeting and voting in person.

The costs of this solicitation, including the expense of preparing and mailing proxy solicitation materials, will be borne by PC Mall. We will request brokerage houses and other nominees, custodians and fiduciaries to forward soliciting material to beneficial owners of our common stock. We will reimburse brokerage firms and other persons representing beneficial owners for their expenses in forwarding solicitation materials to beneficial owners. We may conduct further solicitation personally, telephonically or by facsimile through our officers, directors and employees, none of whom will receive additional compensation for assisting with the solicitation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of May 18, 2005 by:

•	each of the named executive officers;

•	each director;

•	all of our current directors and executive officers as a group; and

•	each person known to us to be the beneficial owner of more than 5% of the outstanding shares of our common stock.

Percentage ownership is based on an aggregate of 11,613,041 shares of our common stock outstanding on May 18, 2005. The table is based upon information provided by officers, directors and principal stockholders. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all of the shares of our common stock beneficially owned by them. Unless otherwise indicated, the address for each person is c/o PC Mall, Inc., 2555 W. 190th Street, Suite 201, Torrance, California 90504.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percentage of Shares Beneficially Owned
5% or Greater Stockholders:
RS Investment Management Co. L.L.C. (1)	765,530		6.6%
Amre A. Youness (2)	622,000		5.4
Jonathan L. Kimerling (3)	580,000		5.0

Directors and Executive Officers:
Frank F. Khulusi	2,123,638	(4)	17.6%
Theodore R. Sanders	131,467	(5)	1.1
Kristin M. Rogers	113,458	(6)	*
Daniel J. DeVries	107,005	(7)	*
Robert I. Newton	16,667	(8)	*
Ronald B. Reck	38,000	(9)	*
Thomas A. Maloof	33,000	(10)	*
Mark C. Layton	8,000	(11)	*
All directors and executive officers as a group (8 persons)	2,571,235	(12)	20.6%

*	Less than 1%.

(1)	Based on information contained in the Schedule 13G filed February 14, 2005 by RS Investment Management Co. LLC, RS Investment Management, L.P., RS Diversified Growth Fund and G. Randall Hecht, each of RS Investment Management Co. LLC, RS Investment Management, L.P. and G. Randall Hecht have shared voting and dispositive power with respect to 765,530 shares of our common stock, and RS Diversified Growth Fund has shared voting and dispositive power with respect to 555,410 shares of our common stock. RS Investment Management Co. LLC is the parent company of registered investment advisers whose clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, our common stock. RS Investment Management, L.P. is a registered investment adviser and the investment adviser to RS Diversified Growth Fund, which is a registered investment company. RS Investment Management Co. LLC is the General Partner of RS Investment Management, L.P., and G. Randall Hecht is a control person of RS Investment Management Co. LLC and RS Investment Management, L.P. The address for RS Investment Management Co. LLC is 388 Market Street, Suite 200, San Francisco, California 94111.
(2)	The address for Mr. Youness is 310 North Lake Avenue, Pasadena, California 91101.
(3)	The address for Mr. Kimerling is 2968 Cherokee Road, Mountain Brook, Alabama 35223.
(4)	Includes 1,647,596 shares held by the Khulusi Family Revocable Trust dated November 3, 1993, and 476,042 shares underlying options which are presently vested or will vest within 60 days of May 18, 2005.
(5)	Consists of 131,467 shares issuable upon exercise of stock options which are presently vested or will vest within 60 days of May 18, 2005.
(6)	Consists of 113,458 shares issuable upon exercise of stock options which are presently vested or will vest within 60 days of May 18, 2005.
(7)	Includes 106,405 shares issuable upon exercise of stock options which are presently vested or will vest within 60 days of May 18, 2005.
(8)	Consists of 16,667 shares issuable upon exercise of stock options which are presently vested or will vest within 60 days of May 18, 2005.
(9)	Includes 13,000 shares issuable upon exercise of stock options which are presently vested or will vest within 60 days of May 18, 2005.
(10)	Consists of 33,000 shares issuable upon exercise of stock options which are presently vested or will vest within 60 days of May 18, 2005.
(11)	Consists of 8,000 shares issuable upon exercise of stock options which are presently vested or will vest within 60 days of May 18, 2005.
(12)	This figure includes an aggregate of 898,039 shares issuable upon exercise of stock options which are presently vested or will vest within 60 days of May 18, 2005.

PROPOSAL ONE

ELECTION OF DIRECTORS

General

Four directors are to be elected at the meeting, with each director to hold office until the next annual meeting of stockholders or until his successor is elected and qualified. All of the persons listed below are now serving as members of our board of directors and have consented to serve as directors, if elected. The board of directors proposes for election the nominees listed below.

Name	Age	Position	Director Since
Frank F. Khulusi	38	Chairman of the Board, President and Chief Executive Officer	1987
Thomas A. Maloof (2)	53	Director	1998
Ronald B. Reck (1)(2)	56	Director	1999
Mark C. Layton (1)(2)	45	Director	2001

(1)	Member of our compensation committee.
(2)	Member of our audit committee.

Biographical Information

Frank F. Khulusi is our co-founder (and co-founded our predecessor) and has served as our Chairman of the Board and Chief Executive Officer since our inception in 1987. Mr. Khulusi served as our President from our inception in 1987 until July 1999, and he resumed that office in March 2001. From July 1999 to September 1999, Mr. Khulusi served as President of Toytime, Inc., an online retailer of toys. In July 2000, a petition for involuntary bankruptcy was filed against Toytime under Chapter 11 of the United States Bankruptcy Code, which was dismissed by a federal bankruptcy court in November 2000.

Thomas A. Maloof has served as one of our directors since May 1998. Since January 2001, Mr. Maloof has served as the Chief Financial Officer of HMC, Inc., a hospitality company. From February 1998 to November 2000, Mr. Maloof served as President of Perinatal Practice Management, Inc. From September 1997 until February 1998, Mr. Maloof served as Chief Financial Officer of Prospect Medical Holdings. From January 1995 until September 1997, Mr. Maloof was the Chief Executive Officer of Prime Health of Southern California. From August 2004 through April, 2005, Mr. Maloof served on the board of directors of our former subsidiary, eCOST.com, Inc.

Ronald B. Reck has served as one of our directors since April 1999. Mr. Reck was employed by Applebee’s International from 1987 to 1997, serving most recently as Executive Vice President and Chief Administrative Officer. Since 1998, Mr. Reck has served as President and Chief Executive Officer of Joron Properties, LLC, a real estate company.

Mark C. Layton has served as one of our directors since May 2001. Mr. Layton is currently Chairman, President and Chief Executive Officer of PFSweb, Inc., a provider of business process outsourcing services. From 1988 through 2000, Mr. Layton served in various roles at Daisytek International, a global distributor of office consumables and computer supplies, most recently as President, Chief Executive Officer and Chief Operating Officer, and also served as Chairman of the Board of Daisytek from September 1999 to October 2000. Prior to joining Daisytek, Mr. Layton was a management consultant with Andersen Consulting (Accenture) for eight years, specializing in wholesale and retail distribution and technology. Mr. Layton also serves as an Associate Editor for the Center for Cycle Time Research at the University of Memphis, and serves on the Dean’s Advisory Council at Northern Arizona University College of Business Administration.

Voting Information

A stockholder submitting a proxy may vote for all or any of the nominees for election to the board of directors or may withhold his or her vote from all or any of such nominees. Directors are elected by a plurality of votes. An abstention from voting on this matter by a stockholder, while included for purposes of calculating a quorum for the meeting, has no effect. In addition, although broker

“non-votes” will be counted for purposes of attaining a quorum, they will have no effect on the vote. The persons designated in the enclosed proxy will vote your shares FOR each nominee named above unless instructions otherwise are indicated in the enclosed proxy. Should any nominee become unwilling or unable to serve if elected, the proxy agents named in the proxy will exercise their voting power in favor of such other person as our board of directors may recommend. Our Certificate of Incorporation does not provide for cumulative voting in the election of directors.

Meetings and Committees of the Board of Directors

During the fiscal year ended December 31, 2004, the board of directors held seven meetings. Each director attended at least 75% of the aggregate total number of meetings of the board of directors plus the total number of meetings of all committees of the board on which he served.

We have an audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, consisting of Thomas A. Maloof, Mark C. Layton and Ronald B. Reck. The Audit Committee is appointed by the board of directors and has adopted a charter which provides that the purpose of the Audit Committee is to oversee our accounting and financial reporting processes and the audits of our financial statements. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of any independent registered public accounting firm (including resolution of disagreements between management and the independent registered accounting firm regarding financial reporting). The Audit Committee held five meetings during the last fiscal year. The board of directors has determined that each current member of the Audit Committee meets the requirements of the Securities and Exchange Commission Rules, including Rule 10A-3(b) under the Securities Exchange Act of 1934, as amended, is independent as defined in Rule 4200(a)(15) of the Nasdaq listing standards, and that Messrs. Layton and Maloof qualify as audit committee financial experts as defined by Item 401(h)(2) of Regulation S-K.

Messrs. Maloof, Layton and Reck served as members of our Compensation Committee during the last fiscal year. In March 2004,

Mr. Reck replaced Mr. Maloof on the Compensation Committee. The Compensation Committee held two formal meetings during the last fiscal year and met a number of times on an informal basis. The Compensation Committee’s functions include reviewing with management cash and other compensation policies for employees, making recommendations to the board of directors regarding compensation matters and determining compensation for the Chief Executive Officer. In addition, the Compensation Committee administers our stock plans and, within the terms of the respective stock plan, determines the terms and conditions of issuances thereunder.

Director Nominations

The board of directors does not have a nominating committee. Given the size and composition of the board of directors as permitted by the Nasdaq listing standards, in lieu of a nominating committee, the board of directors has determined that a candidate for director nominee, in the event of a vacancy or the establishment of a new directorship on the board of directors, shall be presented to the full board of directors for consideration and approval upon the recommendation of no less than a majority of the independent members of the board of directors as defined in Rule 4200(a)(15) of the Nasdaq listing standards.

The board of directors has adopted a policy which sets forth the procedures for identifying and evaluating candidates for the board of directors. The policy is attached hereto as Appendix A. The policy provides that the board of directors will consider candidates that may be recommended for consideration by our stockholders, provided the information regarding director candidates recommended by our stockholders is submitted to the board of directors in compliance with the policy and other information reasonably requested by us within the timeframe prescribed in Rule 14a-8 of Regulation 14A under the Securities Exchange Act of 1934, as amended, and other applicable rules and regulations. Such director candidate recommendation materials are required to be sent to our Secretary by writing c/o the Secretary, PC Mall, Inc., 2555 W. 190th Street, Suite 201, Torrance, California 90504. There are no specific minimum qualifications that the board of directors requires to be met by a director nominee recommended for a position on the board of directors, nor are there any specific qualities or skills that are necessary for one or more of our board of directors to possess, other than as are necessary to meet any requirements under rules and regulations applicable to us. The board of directors considers a potential candidate’s experience, areas of expertise, and other factors relative to the overall composition of the board of directors.

The board of directors considers director candidates that are suggested by members of the board of directors, as well as management and stockholders. The board of directors may also retain a third-party executive search firm to identify candidates. The process by which the independent members of the board of directors identify and evaluate nominees for director, including nominees recommended by stockholders, involves (with or without the assistance of a retained search firm) compiling names of potentially eligible candidates, conducting background and reference checks, conducting interviews with the candidate and others (as schedules permit), meeting to consider and approve the final candidates and, as appropriate, preparing and presenting to the full board of directors an analysis with regard to particular recommended candidates. During the search process, the independent members of the board of directors endeavor to identify director nominees who have the highest personal and professional integrity, have demonstrated exceptional ability and judgment, and, together with other director nominees and members, are expected to serve the long term interest of our stockholders and contribute to our overall corporate goals.

Independence of the Board of Directors

Nasdaq listing standards require that a majority of the members of a listed company’s board of directors qualify as “independent,” as affirmatively determined by the board of directors. After review of all of the relevant transactions or relationships between each director (and his family members) and us, our senior management and our independent registered public accounting firm, our board of directors has affirmatively determined that three of our four directors are independent directors within the meaning of the applicable rules. Frank F. Khulusi, our Chairman of the Board of Directors, President and Chief Executive Officer is not independent within the meaning of the applicable rules.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to each of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Our Code of Business Conduct and Ethics is posted on our website at www.pcmall.com. We will provide a copy of our Code of Business Conduct and Ethics to any person, without charge, upon receipt of a written request directed to our Secretary at our principal executive offices.

Compensation of Directors

During fiscal year 2004, we paid each non-employee director a quarterly retainer of $6,000, plus $2,500 for each board meeting attended in person, $1,000 for each committee meeting attended in person, and $500 for each telephonic board or committee meeting attended. In addition, the audit committee and compensation committee chairs received an annual retainer of $2,500. Directors are eligible to participate in our 1994 Stock Incentive Plan. On October 28, 2004, we granted an option to purchase 20,000 shares of our common stock to each of Mark C. Layton, Thomas A. Maloof and Ronald B. Reck. Each of the foregoing option grants were made under our 1994 Stock Incentive Plan, and the options were granted at $15.70 per share (which was the fair market value as of the date of grant), vest in equal quarterly installments over a two year period, and expire ten years from the date of grant.

Directors who are our employees are not paid any additional compensation for their service on our board of directors. We reimburse each of our directors for reasonable out-of-pocket expenses that they incur in connection with attending board or committee meetings.

Annual Meeting Attendance

We have a adopted a policy for attendance by the board of directors at our stockholder annual meetings which encourages directors, if practicable and time permitting, to attend our stockholder annual meetings, either in person, by telephone or by other similar means of live communication (including video conference or webcast). Two of our directors attended our 2004 Annual Meeting of Stockholders.

Communications with Directors

Stockholders may communicate with the board of directors or to one or more individual members of the board of directors by writing c/o the Secretary, PC Mall, Inc., 2555 W. 190th Street, Suite 201, Torrance, California 90504. Communications received from stockholders are forwarded directly to the board of directors, or to any individual member or members, as appropriate, depending on the facts and circumstances outlined in the communication. The board of directors has authorized the Secretary, in his or her discretion, to exclude communications that are patently unrelated to the duties and responsibilities of the board of directors, such as spam, junk mail and mass mailings. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out by the Secretary pursuant to the policy will be made available to any non-management director upon request.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by our Chief Executive Officer and our other four executive officers whose compensation exceeded $100,000 during the 2004 fiscal year. The individuals listed in the following tables are sometimes referred to as the “named executive officers.”

				Long-Term Compensation
		Annual Compensation (1)		Awards
Name and Principal Position	Fiscal Year	Salary	Bonus	Securities Underlying Options (#)		All Other Compensation (1)(2)
Frank F. Khulusi Chairman of the Board, President and Chief Executive Officer	2004 2003 2002	$645,385 600,000 492,308	$136,907 190,823 140,797	100,000 — 100,000		$656 2,438 2,438
Theodore R. Sanders Chief Financial Officer and Treasurer	2004 2003 2002	250,451 239,610 235,000	43,234 60,786 44,462	40,000 — 25,000		8,340 8,340 8,340	(3) (3) (3)
Daniel J. DeVries. Executive Vice President, Marketing	2004 2003 2002	259,481 254,904 250,000	16,525 39,606 44,462	25,000 — 27,500	(6)	12,721 11,444 16,048	(4) (5) (7)
Kristin M. Rogers Executive Vice President, Enterprise Sales	2004 2003 2002	259,481 254,904 250,000	50,884 60,786 44,462	40,000 — 27,500		3,527 1,915 1,875	(8)
Robert I. Newton (9) General Counsel and Secretary	2004	143,269	35,135	50,000		—

(1)	The incremental cost to us of providing perquisites and other personal benefits during any indicated period did not exceed, as to any named executive officer, the lesser of $50,000 or 10% of the total salary and bonus paid to that named executive officer for the indicated period and, accordingly, is omitted from the table.

(2)	Unless otherwise specified, the number constitutes our matching contributions under our 401(k) plan.
(3)	Represents automobile allowance.
(4)	Represents automobile allowance of $12,028 and 401(k) matching contributions of $693.
(5)	Represents automobile allowance of $9,259 and 401(k) matching contributions of $2,185.
(6)	Includes 4,763 shares subject to options subsequently transferred pursuant to a divorce settlement.
(7)	Represents automobile allowance of $13,884 and 401(k) matching contributions of $2,164.
(8)	Represents automobile allowance of $3,007 and 401(k) matching contributions of $520.
(9)	Mr. Newton joined our company in June 2004 as General Counsel and Secretary.

Option Grants in Last Fiscal Year

The following table provides information on option grants in fiscal year 2004 to the named executive officers:

	Individual Grants
Name	Number of Securities Underlying Options Granted (#)		Percent of Total Options Granted in Fiscal Year(1)	Exercise or Base Price ($/sh) (2)	Expiration Date	Grant Date Present Value ($)(2)(3)
Frank F. Khulusi	100,000	(4)	18.6%	$15.70	10/28/14	$1,394,300
Theodore R. Sanders	40,000	(4)	7.4%	15.70	10/28/14	557,720
Daniel J. DeVries	25,000	(5)	4.6%	15.70	10/28/14	348,575
Kristin M. Rogers	40,000	(4)	7.4%	15.70	10/28/14	557,720
Robert I. Newton	50,000	(6)	9.3%	17.46	6/8/14	776,295

(1)	We granted options to purchase an aggregate of 538,100 shares of our common stock in fiscal 2004.
(2)	Does not reflect adjustments made subsequent to the end of the 2004 fiscal year to outstanding options to purchase our common stock as a result of the eCOST.com spin-off. See “—Effect of eCOST.com Spin-Off on PC Mall Stock Options” below.
(3)	As suggested by the SEC’s rules on executive compensation disclosure, we used the Black-Scholes model of options valuation to determine grant date present value. We do not advocate or necessarily agree that the Black-Scholes model can properly determine the value of an option. The present value calculations are based on a ten-year option term with an expected life of seven years. Assumptions used for grants to Mssrs. Khulusi, Sanders, and DeVries and Ms. Rogers include an interest rate of 3.88%, an annual dividend yield of 0% and volatility of 115%. Assumptions used for the grant to Mr. Newton include an interest rate of 3.43%, an annual dividend yield of 0% and volatility of 116%.
(4)	25% of this option is exercisable upon its grant date of October 28, 2004, and the balance is exercisable in quarterly installments over a 4 year period thereafter.
(5)	This option vests in equal quarterly installments over a four year period beginning October 28, 2004.
(6)	This option vests in equal quarterly installments over a three year period beginning June 8, 2004.

There were no grants to purchase shares of eCOST.com, a former subsidiary of ours, during the 2004 fiscal year to our named executive officers.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table shows options exercised during 2004 and unexercised options to purchase our common stock held at December 31, 2004 by our named executive officers.

			Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-The-Money Options at Fiscal Year End (1)
Name	Shares Acquired On Exercise (#)	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Frank F. Khulusi	—	$—	450,000	100,000	$8,664,090	$1,004,000
Theodore R. Sanders	24,000	433,242	123,550	36,250	2,333,395	326,150
Daniel J. DeVries (2)	56,900	1,072,187	98,697	31,875	1,944,545	305,325
Kristin M. Rogers	15,500	205,963	105,125	36,875	1,809,173	338,725
Robert I. Newton	—	—	8,333	41,667	40,998	205,002

(1)	Value based on the closing price of our common stock as reported on the Nasdaq National Market on December 31, 2004, which was $22.38, less the exercise price, times the number of shares issuable pursuant to such options.
(2)	Amounts for Mr. DeVries exclude 111,471 shares acquired on exercise and exercisable options to acquire 17,357 shares that have been transferred pursuant to a divorce settlement.

The following table sets forth, for each of the named executive officers, certain information with respect to the value of unexercised options to purchase shares of eCOST.com common stock as of December 31, 2004. No options to purchase eCOST.com common stock were exercised by the named executive officers during the 2004 fiscal year.

	Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-The-Money Options at Fiscal Year End (1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Theodore R. Sanders	56,000	—	$853,440	—
Daniel J. DeVries	140,000	—	2,213,400	—

(1)	Value based on the closing price of eCOST.com common stock as reported on the Nasdaq National Market on December 31, 2004, which was $15.95, less the exercise price, times the number of shares issuable pursuant to such options.

Effect of eCOST.com Spin-Off on PC Mall Stock Options

On April 11, 2005, we completed the spin-off to our stockholders of all of the shares of eCOST.com, Inc. we owned. In connection with the spin-off, each holder of our common stock as of the March 28, 2005 record date received a dividend of approximately 1.2071 shares of eCOST.com common stock for every share of our common stock held as of the record date. In addition, and subject to certain limited exceptions, all options to purchase our common stock that were outstanding as of the date of the spin-off were adjusted to become options to purchase shares of both our common stock and eCOST.com common stock. The number of shares of eCOST.com common stock covered by these options is based upon the ratio of the number of shares of eCOST.com common stock distributed to our stockholders in the spin-off, divided by the total number of shares of our common stock outstanding on the record date for the spin-off. In addition, the exercise price for each adjusted option was allocated between the option to purchase our common stock and the option to purchase eCOST.com common stock based on the respective pre- and post-distribution prices of our common stock and eCOST.com common stock on the Nasdaq National Market to preserve the intrinsic value and ratio of exercise to market price of the options both immediately before and immediately after the spin-off. Warrants to purchase PC Mall common stock that were outstanding as of the date of the spin-off were adjusted in the same manner. Additional information with respect to the eCOST.com spin-off is set forth in the Information Statement we filed as an exhibit to our Current Report on Form 8-K filed with the SEC on April 1, 2005.

Equity Compensation Plan Information

The following table sets forth information about shares of our common stock that may be issued upon exercise of options under all of our equity compensation plans as of December 31, 2004.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Security Holders	2,206,794	$7.04	1,318,532	(2)
Equity Compensation Plans Not Approved by Security Holders (3)	30,000	3.99	—

Total	2,236,794	7.00	1,318,532

(1)	Does not reflect adjustments made subsequent to the end of the 2004 fiscal year to outstanding options to purchase our common stock as a result of the eCOST.com spin-off. See “—Effect of eCOST.com Spin-Off on PC Mall Stock Options” above.
(2)	Represents shares available for issuance under our 1994 Stock Incentive Plan as of December 31, 2004. The 1994 Stock Incentive Plan contains an evergreen provision pursuant to which on January 1 of each year, the aggregate number of shares reserved for issuance under the 1994 Stock Incentive Plan will increase by a number of shares equal to 3% of the outstanding shares on December 31 of the preceding year. On January 1, 2005, an additional 346,707 shares became available under this Plan pursuant to the evergreen provision.
(3)	Represents a warrant to purchase 30,000 shares of our common stock issued in June 2003 to a consulting firm for investor and public relations services. The warrant was issued at an exercise price of $3.99 with a five year term, and vested monthly over a one year period from the date of grant.

Compensation Committee Interlocks and Insider Participation

Messrs. Maloof, Layton and Reck served as members of our Compensation Committee during the last fiscal year. In March 2004, Mr. Reck replaced Mr. Maloof on the Compensation Committee. There are no Compensation Committee interlocks between us and other entities involving our executive officers and board members who serve as executive officers of such companies.

Employment Agreements and Change-in-Control Arrangements

In January 1995, we entered into an employment agreement with Frank F. Khulusi, our Chairman, President and Chief Executive Officer. Mr. Khulusi’s employment agreement provides for one-year extensions unless it is terminated by us or Mr. Khulusi.

Mr. Khulusi’s annual salary pursuant to his employment agreement has been increased periodically, and was most recently increased by our Compensation Committee, effective October 28, 2004, from $600,000 to $800,000. Effective as of May 10, 2005, at

Mr. Khulusi’s request, his annual base salary rate was reduced from $800,000 back to the prior annual rate of $600,000. Mr. Khulusi’s employment agreement provides that he is entitled to certain severance benefits in the event that his employment is terminated by us “without cause” or by Mr. Khulusi for “good reason” or following a “change of control” (all as defined in the employment agreement). In such cases, Mr. Khulusi would receive two times his annual salary and bonus for the preceding twelve months in a lump sum distribution following notice of termination. Mr. Khulusi is eligible to participate in our employee benefit plans that are generally available to similarly situated employees.

In January 2000, we entered into an employment agreement with Kristin M. Rogers, our Executive Vice President, Enterprise Sales. Pursuant Ms. Rogers’ employment agreement, her compensation includes (i) an annual base salary and (ii) an annual bonus based upon the achievement of goals mutually agreed upon by us and Ms. Rogers. In addition, we agreed to grant Ms. Rogers an option to purchase 400,000 shares of common stock of PCM.com Business Solutions, one our wholly-owned subsidiaries, (the “PCM Option”), and an option to purchase 50,000 shares of our common stock (the “Company Option”). Both the PCM Option and the Company Option are fully vested. However, any exercise of the Company Option will result in the immediate and automatic termination of the entire PCM Option. Likewise, any exercise of the PCM Option will result in the immediate and automatic termination of the entire Company Option. Ms. Rogers’ employment agreement also provides that in the event her employment is terminated by us without cause (as defined in her employment agreement), upon the execution of a separation agreement satisfactory to us, Ms. Rogers is entitled to receive a severance payment equal to six months of her annual base salary. Ms. Rogers’ annual base salary is currently $257,500. Instead of receiving an annual bonus as set forth in her employment agreement, Ms. Rogers participates, in the discretion of our Compensation Committee, in our executive bonus plan, which provides for bonus awards based upon the achievement of specified goals established depending upon the participant’s function in the organization. Ms. Rogers is entitled to receive a monthly automobile allowance, and is eligible to participate in our employee benefit plans that are generally available to similarly situated employees.

In June 2004, we entered into an employment agreement with Robert I. Newton, our General Counsel and Secretary. Mr. Newton’s employment agreement was amended in February 2005. Pursuant to the terms of our agreement with Mr. Newton, he is an “at will” employee and is currently entitled to an annual base salary of $250,000. Mr. Newton is eligible to receive an annual bonus of up to $50,000, and is entitled to severance pay equal to six months of his annual base salary in the event his employment is terminated without cause (as defined in his employment agreement). Mr. Newton is eligible to participate in our employee benefit plans that are generally available to similarly situated employees.

In March 2005, we entered into a written employment agreement with Theodore R. Sanders, our Chief Financial Officer and Treasurer. Prior to that time, our employment arrangements with Mr. Sanders were not memorialized in a written agreement. Pursuant to the terms of our agreement with Mr. Sanders, Mr. Sanders is an “at will” employee and is currently entitled to an annual base salary of $300,000. Mr. Sanders is eligible to participate in our executive bonus plan in the discretion of our Compensation Committee, as well as to receive discretionary bonuses from time to time in the discretion of our Compensation Committee and our Chief Executive Officer. Mr. Sanders is entitled to severance pay equal to six months of his annual base salary in the event his employment is terminated without cause (as defined in his employment agreement). Mr. Sanders is also entitled to receive a monthly automobile allowance, and is eligible to participate in our employee benefit plans that are generally available to similarly situated employees.

Upon the occurrence of (i) certain events resulting in a change of control of our company or (ii) certain major corporate transactions, all of the unvested stock options we have granted to the named executive officers will become fully vested and exercisable, subject to certain exceptions and limitations.

Copies of each of the above-referenced employment agreements, as well as a summary of our executive bonus plan, are filed as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission (“SEC”) on March 31, 2005.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the SEC. Those officers, directors and ten percent stockholders are also required by the SEC’s rules to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of the forms we received, or representations from certain reporting persons that no Forms 5 were required for such persons, we believe that during the fiscal year ended December 31, 2004, all Section 16(a) filing requirements applicable to our officers, directors and ten percent stockholders were complied with except that Mr. Khulusi filed a Form 4 one day late with respect to one transaction.

* * *

Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the Report of the Compensation Committee on Executive Compensation, the Stock Performance Graph and the Report of the Audit Committee which follow shall not be deemed to be incorporated by reference into any such filings except to the extent that we specifically incorporate any such information into any such future filings.

Report	of the Compensation Committee on Executive Compensation

The Compensation Committee reviews and approves the Company’s corporate goals and objectives relevant to Chief Executive Officer compensation, evaluates the Chief Executive Officer’s performance in light of such goals and objectives and either as a committee, as was the case this year, or together with the other independent directors (as directed by the Board), determines and approves the Chief Executive Officer’s compensation level based on this evaluation. The Committee reviews and approves non-CEO executive compensation, incentive-compensation plans and equity based plans including annual base salary levels, annual incentive compensation levels, long-term incentive compensation levels, employment agreements, severance agreements, change of control agreements/provisions, and any supplemental or special benefits. Based on such review, the members of the Compensation Committee approved the Chief Executive Officer’s recommendation regarding the compensation of the executive officers of the Company, including the named executive officers. The Committee also reviews with management cash, stock option and other compensation policies for the Company’s employees.

Compensation Policies

The Compensation Committee’s executive compensation policies are designed to provide competitive levels of compensation that link pay with the Company’s annual objectives and long-term goals, reward above-average corporate performance, recognize individual initiative and achievements and assist the Company in attracting and retaining qualified executives. The compensation of the Company’s executive officers and the Chief Executive Officer are set at levels that the Compensation Committee believes to be reasonable in comparison to other companies the Compensation Committee believes are comparables, including companies in the computer hardware, software, peripherals, electronics and consumer product rapid response direct marketing industry, based on public information and compensation surveys obtained by the Compensation Committee with respect to such companies. Comparison companies were selected on the basis of a number of factors relative to the Company, such as their size and complexity, the industry and nature of their businesses, the regions in which they operate, the structure of their compensation programs and the availability of compensation information.

There are three primary elements in the Company’s executive compensation program:

•	base salary;

•	quarterly bonuses; and

•	stock options.

Individual base salaries are established based on an executive officer’s historical contribution and future importance to the Company. Salaries are reviewed annually and adjusted from time to time to recognize individual performance, promotions and competitive compensation levels and other subjective factors, without assigning a specific weight to individual factors.

Bonuses are paid to executive officers quarterly pursuant to an executive bonus plan under which five eligible executive officers participate, including all named executive officers, except the Company’s General Counsel who is paid bonuses pursuant to his employment contract and in the discretion of the Compensation Committee based on recommendations from the Chief Executive Officer. In 2004, the executive bonus plan provided for a bonus pool for eligible executive officers of up to ten percent of the Company’s quarterly “adjusted income,” which was equal to the quarterly pre-tax income of the Company’s core business segment less certain costs as determined in the discretion of the Compensation Committee. The plan was changed in February of 2005 to provide a quarterly bonus pool of up to ten percent of any amount by which the Company’s “adjusted income” for the relevant quarter exceeds the Company’s “adjusted income” for the same quarter of the prior year. “Adjusted income” is defined as the Company’s pretax income for the quarter for the Company’s core business segment less certain costs that are determined on a quarterly basis by the Compensation Committee.

The award of bonuses is dependent on the achievement of specified goals. In addition, the Chief Executive Officer has been given the authority by, and acts under the oversight of, the Compensation Committee to use his discretion to make determinations regarding the amount of payments to be made to specific executives under the executive bonus plan. Under this plan in 2004, bonuses were paid to the executive officers, including named executive officers, who participate in the plan.

The Committee believes that an important component of the compensation paid to the Company’s executives should be derived from stock options. The Committee believes that stock price appreciation and stock ownership in the Company are a valuable incentive to executives and that the grant of stock options to them serves to align their interests with the interests of the stockholders as a whole and encourages them to manage the Company in its best long-term interests. The Compensation Committee determines whether to grant stock options to executive officers based on recommendations from the Chief Executive Officer after consideration of the amount of the grants, the executive’s position within the Company, time of service and importance of the executive to the future of the Company.

In addition, the Company provides certain senior executive officers with perquisites, including paid medical benefits and car allowances that it believes are reasonable, competitive and consistent with other comparable companies. The Company believes that its perquisites help it to hire and retain the best executives.

Compensation of Chief Executive Officer

In establishing the overall compensation of the Chief Executive Officer, the Compensation Committee reviewed all components of his compensation, including base salary, bonuses and equity compensation including accumulated realized and unrealized stock option gains, the dollar value to the executive and the cost to the Company of any perquisites. In addition, the Compensation Committee considered a number of factors, including the record of leadership and vision provided by the Chief Executive Officer since co-founding the Company in 1987; the identification of the Company with the Chief Executive Officer by the Company’s employees, the financial community and the general public; and the recognition by the Compensation Committee and others in the Company’s industry of the importance of his leadership, creativity and other personal attributes to the Company’s continued success. The importance of these attributes as they relate to the Company’s current Chief Executive Officer are deemed critical to the success of the Company and thereby warrant individual consideration. The Compensation Committee has not found it practicable to, and has not attempted to, assign relative weights to the specific factors considered in determining the compensation of the Chief Executive Officer. Consistent with the Company’s overall executive compensation program, the compensation of the Chief Executive Officer is composed of base salary, bonuses and stock options. The Chief Executive Officer received an increase in base salary effective October 28, 2004 from an annual rate of $600,000 to an annual rate of $800,000. Effectively, as of May 10, 2005, at Mr. Khulusi’s request, his annual base salary rate was reduced from $800,000 back to the prior annual rate of $600,000.

The Chief Executive Officer participates in the executive bonus plan. Mr. Khulusi received aggregate bonuses during the twelve months ended December 31, 2004 of $177,841 under the plan.

The Company also provides the Chief Executive Officer with perquisites that it believes are reasonable, competitive and consistent with comparable companies and the Company’s overall executive compensation program, including the use of a Company car and paid medical benefits. The Chief Executive Officer is required to cover incidental out-of-pocket costs attributed to such use.

The Compensation Committee’s Conclusion

Based on the review discussed in this report, the Compensation Committee finds the Chief Executive Officer’s and the named executive officers’ total compensation in the aggregate to be reasonable and not excessive.

Policy Regarding Deductibility of Compensation

Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1.0 million paid to the Chief Executive Officer or any of the other four most highly compensated executive officers. However, certain compensation meeting a tax law definition of “performance-based” is generally exempt from this deduction limit. We do not currently have a policy regarding qualification of cash compensation, such as salary and bonuses, for deductibility under Section 162(m). We have included provisions in the 1994 Stock Incentive Plan designed to enable grants of options and stock appreciation rights to executives affected by Section 162(m) to qualify as “performance-based” compensation. Such grants cannot qualify until they are made by a committee consisting of “outside directors” under Section 162(m). Prior to March 1999, the Compensation Committee did not meet this requirement. Our executives have not received compensation at a level that exceeds the $1 million limit. However, the Compensation Committee believes that in certain circumstances factors other than tax deductibility take precedence when determining the forms and levels of executive compensation most appropriate and in the best interests of the Company and its stockholders. Given the Company’s changing industry and business, as well as the competitive market for outstanding executives, the Compensation Committee believes that it is important for such committee to retain the flexibility to design compensation programs consistent with its overall executive compensation program, even if some executive compensation is not fully deductible. Accordingly, the Compensation Committee may from time to time approve elements of compensation for certain officers that are not fully deductible, and reserves the right to do so in the future when it deems such an approval to be appropriate.

Compensation Committee

Ronald B. Reck, Chair
Mark C. Layton

Compensation Committee

All members of the Compensation Committee are independent as defined in Rule 4200(a)(15) of the Nasdaq listing standards. The Compensation Committee held two formal meetings during the last fiscal year and met a number of times on an informal basis.

STOCK PERFORMANCE GRAPH

The performance graph below compares the cumulative total stockholder return of our company with the cumulative total return of the Nasdaq Stock Market-US Companies Index and the Nasdaq Retail Trade Index. The graph assumes $100 invested at the per-share closing price of our common stock and each of the indices on December 31, 1999. The stock price performance shown in this graph is neither necessarily indicative of nor intended to suggest future stock price performance.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG PC MALL, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX

AND THE NASDAQ RETAIL TRADE INDEX

*	$100 invested on 12/31/99 in stock or index-including reinvestment of dividends.

Fiscal year ending December 31.

Measurement period (fiscal year covered)	PC Mall, Inc.	NASDAQ STOCK MARKET (U.S.)	NASDAQ RETAIL TRADE
Measurement Date
12/31/99	$100	$100	$100
FYE 12/00	15	60	66
FYE 12/01	56	45	78
FYE 12/02	47	26	71
FYE 12/03	222	38	110
FYE 12/04	306	41	132

REPORT OF THE AUDIT COMMITTEE

To the Board of Directors:

We have reviewed and discussed with management the Company’s audited financial statements as of and for the fiscal year ended December 31, 2004.

We have discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards

No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

We have received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with PricewaterhouseCoopers LLP their independence.

Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, which the Company filed with the SEC on March 31, 2005.

We have also considered whether the provision of services by PricewaterhouseCoopers LLP, other than services related to the audit of the financial statements referred to above and the review of the interim financial statements included in the Company’s quarterly reports on Form 10-Q for the most recent fiscal year, is compatible with maintaining the independence of PricewaterhouseCoopers LLP.

Audit Committee

Thomas A. Maloof, Chair
Mark C. Layton
Ronald B. Reck

* * *

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have entered into indemnification agreements with each of our current directors and executive officers that provide the maximum indemnity available to directors and officers under Section 145 of the Delaware General Corporation Law and our certificate of incorporation, as well as certain procedural protections. We have also entered into transactions with certain of our directors and officers, as described under the heading “Executive Compensation.”

Sam U. Khulusi, the brother of Frank F. Khulusi, was employed by OnSale, Inc., a wholly-owned subsidiary of our company, in fiscal year 2004 and earned and/or received compensation in the amount of $201,538. Simon Abuyounes, the brother-in-law of Frank F. Khulusi, was employed by AF Services, Inc., a wholly-owned subsidiary of our company, in fiscal year 2004 and earned and/or received compensation in the amount of $260,546. Further, on March 23, 2005, the Company granted Mr. Abuyounes an option to purchase 30,000 shares of our common stock at an exercise price of $11.85 per share, and increased his annual salary to $250,000. Mr. Abuyounes is entitled to six months severance based on his base salary in the event his employment is terminated by us without cause.

Relationships with eCOST.com

Prior to its initial public offering in September 2004, eCOST.com was a wholly-owned subsidiary of PC Mall. In connection with eCOST.com’s initial public offering and separation from PC Mall, we entered into a Master Separation and Distribution Agreement with eCOST.com that contains many of the key provisions related to its initial public offering and spin-off from us. The other agreements referenced in the Master Separation and Distribution Agreement govern certain aspects relating to the separation and various interim and ongoing relationships between us and eCOST.com following the completion of the initial public offering. Frank F. Khulusi is the principal stockholder, President and Chief Executive Officer of PC Mall. As a result of the distribution, Mr. Khulusi is the beneficial owner of approximately 14.2% of eCOST.com’s common stock. Thomas A. Maloof, one of our directors, served as a director of eCOST.com from August 2004 until his resignation in April 2005.

The following is a summary of the material terms of the Master Separation and Distribution Agreement and other key agreements relating to the separation of eCOST.com from us and our ongoing relationships following eCOST.com’s initial public offering. For a complete description of these agreements, you should refer to the full text of these agreements, which have been filed with the SEC. On April 11, 2005, we completed the distribution of all outstanding common stock of eCOST.com that we owned to our stockholders, which we refer to as the distribution or spin-off.

The Master Separation and Distribution Agreement contains the key provisions related to our separation from, and our ongoing relationship with, eCOST.com, its initial public offering and our divestiture of eCOST.com through the distribution. Other agreements referenced in the Master Separation and Distribution Agreement govern various prior, interim and ongoing relationships between us and eCOST.com. These agreements include:

•	the Tax Allocation and Indemnification Agreement;

•	the Employee Benefit Matters Agreement;

•	the Administrative Services Agreement;

•	the Product Sales, Inventory Management and Order Fulfillment Agreement;

•	the Information Technology Systems Usage and Services Agreement;

•	the License Agreements;

•	the Sublease Agreement;

•	the Registration Rights Agreement between us and eCOST.com; and

•	the Registration Rights Agreement between eCOST.com and Frank F. Khulusi.

Master Separation and Distribution Agreement

The Master Separation and Distribution Agreement contains the key provisions relating to the separation of the eCOST.com business from our other businesses, the general terms and conditions and corporate transactions required to effect eCOST.com’s initial public offering and the distribution and the general intent of the parties as to how these matters would be undertaken and completed.

The Contribution. The Master Separation and Distribution Agreement describes generally the assets that were contributed and transferred by us to eCOST.com and the liabilities assumed by eCOST.com from us, which we refer to as the contribution. These assets include substantially all of the assets, properties and rights exclusively used or held for use exclusively in the operation of the eCOST.com business. The liabilities include substantially all debts, liabilities, commitments and obligations of any nature, whether known, unknown, contingent or otherwise, to the extent arising out of or relating to the eCOST.com business prior to, on or after the contribution date.

Mutual Release of Pre-Offering Claims. The agreement generally provides for a full release and discharge of all liabilities existing or arising from all acts and events prior to the eCOST.com initial public offering. The liabilities released or discharged include liabilities arising under any contractual agreements or arrangements existing or alleged to exist between us and eCOST.com, and our respective affiliates, on or before the eCOST.com initial public offering.

Indemnification. Under the Master Separation and Distribution Agreement, eCOST.com indemnifies us and our representatives and affiliates from all losses suffered by us or our representatives or affiliates arising out of or related to any of the following:

•	eCOST.com’s failure to pay, perform or discharge in due course any of its liabilities;

•	eCOST.com’s business or liabilities related to its business;

•	eCOST.com’s failure to comply with the terms of the Master Separation and Distribution Agreement or any of the ancillary agreements; or

•	any untrue statement of a material fact or material omission in the initial public offering prospectus or any similar documents relating to eCOST.com’s initial public offering or the distribution to our stockholders.

We indemnify eCOST.com and its representatives and affiliates from any and all losses suffered by eCOST.com and its representatives or affiliates arising out of or related to any of the following:

•	our failure to pay, perform or discharge in due course our liabilities that are not assumed by eCOST.com in connection with the distribution or separation;

•	the operation of our business or liabilities relating to our business, other than the eCOST.com business; or

•	our failure to comply with the terms of the Master Separation and Distribution Agreement or any of the other agreements between us and eCOST.com entered into in connection with the separation and the distribution.

Any rights to indemnification for tax liabilities are governed solely by the Tax Allocation and Indemnification Agreement.

Access to Information. Under the Master Separation and Distribution Agreement, we and eCOST.com are obligated to provide each other access to information as follows:

•	subject to applicable confidentiality obligations and other restrictions, we will give each other any information within each other’s possession that the requesting party reasonably needs to comply with requirements imposed on the requesting party by a governmental authority, for use in any proceeding or to satisfy audit, accounting or similar requirements, or to comply with its obligations under the Master Separation and Distribution Agreement or any ancillary agreement;

•	for so long as we are required to consolidate our results of operation and financial position or account for our investment in eCOST.com on the equity method of accounting, eCOST.com will provide us, at no charge, all financial and other data and information that we determine necessary or advisable in order to prepare our financial statements and reports or filings with any governmental authority, including copies of all quarterly and annual financial information and other reports and documents eCOST.com intends to file with the SEC prior to such filings (as well as final copies upon filing), and copies of eCOST.com’s budgets and financial projections;

•	we will use reasonable efforts to make available to each other our past and present directors, officers, other employees and agents as witnesses in any legal, administrative or other proceedings in which the other party may become involved;

•	the company providing information, consultant or witness services under the Master Separation and Distribution Agreement will be entitled to reimbursement from the other for reasonable expenses incurred in providing this assistance;

•	eCOST.com will have access to documents and objects relating to our business that are contained within PC Mall’s records; and

•	we each agree to hold in strict confidence all information concerning or belonging to the other party.

Termination. The Master Separation and Distribution Agreement may be terminated by the mutual consent of eCOST.com and us.

Expenses. In general, we and eCOST.com are each responsible for our own costs (including all associated third-party costs) incurred in connection with the transactions contemplated by the Master Separation and Distribution Agreement. However, eCOST.com paid all costs and expenses relating to its initial public offering, including the underwriting discounts and all financial, legal, accounting and other expenses. Each party bears its own costs (including all associated third-party costs) and expenses relating to the distribution.

Tax Allocation and Indemnification Agreement

We entered into a Tax Allocation and Indemnification Agreement, which governs the respective rights, responsibilities, and obligations of PC Mall and eCOST.com after eCOST.com’s initial public offering with respect to tax liabilities and benefits, tax attributes, tax contests and other matters regarding income taxes, non-income taxes and related tax returns.

In general, under the Tax Allocation and Indemnification Agreement:

•	PC Mall is responsible for any U.S. federal, state or local income taxes that are determined on a consolidated, combined or unitary basis on a return that includes PC Mall (and/or one or more of its subsidiaries), on the one hand, and eCOST.com (and/or one or more of its subsidiaries), on the other hand. However, in the event that eCOST.com or one of its subsidiaries are included in such a return for a period (or portion thereof) beginning after the date of its initial public offering, eCOST.com is responsible for its portion of the income tax liability in respect of the period as if eCOST.com and its subsidiaries had filed a separate tax return that included only eCOST.com and its subsidiaries for that period (or portion thereof);

•	PC Mall is responsible for any U.S. federal, state or local income taxes due with respect to returns that include only PC Mall and/or its subsidiaries (excluding eCOST.com and its subsidiaries), and eCOST.com is responsible for any U.S. federal, state or local income taxes due with respect to returns that include only eCOST.com and/or its subsidiaries;

•	PC Mall is responsible for any foreign income taxes of PC Mall and its subsidiaries (excluding eCOST.com and its subsidiaries), and eCOST.com is responsible for any foreign income taxes of eCOST.com and its subsidiaries; and

•	We are responsible for any non-income taxes attributable to our own business for any period eCOST.com is responsible for any non-income taxes attributable to its own business for any period.

The Tax Allocation and Indemnification Agreement assigns responsibilities for administrative matters, such as the filing of returns, payment of taxes due, retention of records and conduct of audits, examinations or similar proceedings. In addition, the Tax Allocation and Indemnification Agreement provides for cooperation and information sharing with respect to tax matters. Finally, the Tax Allocation and Indemnification Agreement provides that all tax refunds for periods in which eCOST.com is included in the PC Mall consolidated, combined or unitary group shall be paid to us, including tax refunds attributable to taxes which eCOST.com initially paid.

Preservation of the Tax-Free Status of the Distribution. PC Mall and eCOST.com intend that the contribution of assets by us to eCOST.com and the distribution, taken together, will qualify as a reorganization pursuant to which no gain or loss is recognized by PC Mall or its stockholders for federal income tax purposes under Sections 355, 368(a)(1)(D) and related provisions of the Internal Revenue Code. We received an opinion from our tax counsel to such effect. In either case, eCOST.com made certain representations regarding its company and business and we made certain representations regarding us and our business. eCOST.com is subject to certain restrictions for a three year period after the distribution that are intended to preserve the tax-free status of the contribution and the distribution. eCOST.com may take a certain action or certain actions otherwise prohibited by these covenants if, prior to taking any such action, it has obtained (and provided to us) a written opinion of tax counsel reasonably acceptable to us, or a ruling from the Internal Revenue Service, that such action or actions would not jeopardize the tax-free status of the contribution and the distribution. These covenants include restrictions on eCOST.com’s ability to:

•	engage in certain stock issuance transactions that, when combined with the shares issued in its initial public offering, comprise 40% of its stock;

•	merge or consolidate with another corporation;

•	liquidate or partially liquidate;

•	sell or transfer all or substantially all of its assets;

•	redeem or repurchase its stock (except in certain limited circumstances); or

•	take any other action which could reasonably be expected to cause Section 355(e) to apply to the distribution.

Indemnification for Tax Liability. eCOST.com will indemnify us and our affiliates against any and all tax-related liabilities incurred that relate to the contribution and the distribution to the extent caused by eCOST.com’s act or failure to act after the distribution, or as a result of our breach of a representation or a covenant relating to an act or an omission by eCOST.com that occurs after the distribution, in a manner that causes the distribution to fail to qualify under Section 355 of the Internal Revenue Code or from the application of Section 355(e) of the Internal Revenue Code. PC Mall and its affiliates indemnify eCOST.com against any and all tax-related liabilities incurred that relate to the contribution and the distribution to the extent caused by our act or failure to act before or after the distribution, or as a result of their breach of a representation or a covenant in a manner that causes the contribution and the distribution, taken together, to fail to qualify as a reorganization under Sections 355, 368(a)(1)(D) and related provisions of the Internal Revenue Code or from the application of Section 355(e) of the Internal Revenue Code. These liabilities include the substantial tax-related liability that would result if the contribution and the distribution failed to qualify as a tax-free reorganization in which all members of the consolidated, unitary or combined group of PC Mall would have joint and several liability.

Employee Benefit Matters Agreement

We entered into an Employee Benefit Matters Agreement with eCOST.com which allocates to it some of the assets, liabilities and responsibilities relating to its current and former employees. The agreement provides for eCOST.com’s employees’ continued participation in some of the benefit plans that we sponsor, at eCOST.com’s cost.

Pursuant to the Employee Benefit Matters Agreement, all PC Mall stock options that were outstanding on the record date for the distribution and that had not been exercised prior to the distribution date were converted into two stock options: (1) an option to purchase the number of previously unexercised PC Mall stock options as of the record date, and (2) an option to purchase a number of shares of eCOST.com common stock equal to the number of previously unexercised PC Mall stock options times a fraction, the numerator of which is the total number of shares of our common stock distributed to PC Mall stockholders in the distribution and the denominator of which is the total number of PC Mall shares outstanding on the record date for the distribution. Any outstanding warrants to purchase PC Mall common stock were similarly adjusted under the terms of the Master Separation and Distribution Agreement.

eCOST.com and PC Mall also agreed that, without the other’s consent, for a period of two years following eCOST.com’s initial public offering, neither party nor its affiliates will solicit or hire any employee of the other party who was employed by the other party or its affiliates within six months prior to such solicitation or hiring.

Administrative Services Agreement

We entered into an Administrative Services Agreement with eCOST.com to provide it with certain general and administrative services, including but not limited to, the following:

•	general accounting and finance services;

•	tax services;

•	human resources administration;

•	record maintenance;

•	credit card processing; and

•	database management.

As consideration for the services, eCOST.com paid us a monthly fee of $101,600. The agreement has a term of one year, but either party may terminate the agreement earlier by providing the other party 90 days prior written notice of such termination. PC Mall has the right, in its sole discretion, to subcontract its rights and responsibilities under the agreement.

This Administrative Services Agreement was amended in March 2005. The amendment reduced the scope of the services covered by the agreement and the monthly service charges to $19,000, effective as of the date of the distribution. Under the amended agreement, services consist of:

•	payroll administration;

•	tax return preparation;

•	human resources administration;

•	product information management;

•	catalog advertising production services; and

•	accounting and finance services necessary for the preparation of eCOST.com financial statements for periods through the date of the distribution.

Product Sales, Inventory Management and Order Fulfillment Agreement

We entered into a Product Sales, Inventory Management and Order Fulfillment Agreement to provide eCOST.com with product sales, inventory management and order fulfillment services at the same levels we historically provided to eCOST.com. Under the agreement, we provided the following services:

•	purchasing services, including purchasing for our own account inventory to meet the projected sales requirements eCOST.com provides to us;

•	inventory management, including receiving, processing and analyzing data, maintaining sufficient inventory, packing materials, warehouse facilities, equipment, employees, vendor relationships and information technology to monitor, maintain, receive, inspect, record, manage, track and access efficiently the receipt and processing of inventory; and

•	order fulfillment, including picking, packing, shipping tracking and processing returns.

As consideration for such services, eCOST.com paid us the following fees:

•	$4.00 fulfillment charge per shipment;

•	shipping expenses at cost;

•	a restocking fee of 10% of cost; and

•	a monthly inventory management fee of $9,700.

Pursuant to the terms of the agreement, the cost for products was net of any discounts, incentives or vendor consideration obtained by us in amounts determined consistent with past practices. We have the right to demand that eCOST.com purchase all or any portion of excess inventory acquired based on its inventory requirement projections at the end of each sales season. The agreement terminated pursuant to its terms upon the consummation of the distribution.

In March 2005, we entered into an Inventory Location Agreement with eCOST.com pursuant to which we delivered to eCOST.com, and eCOST.com housed at its new distribution facility, certain inventory from time to time to facilitate purchases of inventory under the Product Sales, Inventory Management and Order Fulfillment Agreement. The Inventory Location Agreement was amended in April 2005 to clarify that as of April 7, 2005, all inventory delivered by us to eCOST.com’s facility during the term was done so at eCOST.com’s request. Consistent with the terms of the Product Sales, Inventory Management and Order Fulfillment Agreement, eCOST.com agreed to purchase such inventory at our request, and they agreed to make payment for certain inventory within two business days after such request. This agreement terminated according to its terms upon the distribution.

Information Technology Systems Usage and Services Agreement

We entered into a Information Technology Systems Usage and Services Agreement to provide eCOST.com with usage of telecommunications systems and hardware and software systems, information technology services and related support services, including maintaining eCOST.com’s management information and reporting systems and hosting its website. As consideration for the services and the usage of the hardware and software systems, eCOST.com pays a monthly fee of $40,000 and provides reimbursement for actual telecommunications systems usage charges. Further, we expect to charge eCOST.com approximately an additional $20,000 per month for the use of equipment requested by eCOST.com under the agreement. The agreement has a term of two years, but either party may terminate the agreement earlier by providing the other party 180 days prior written notice of such termination.

License Agreements

We have entered into two software license agreements to govern the respective rights, responsibilities, and obligations of eCOST.com and us in connection with certain technology and software eCOST.com licenses from us. eCOST.com paid a one time license fee of $50,000 for one of the software license agreements. The licenses are non-exclusive, non-transferable, non-sublicensable, perpetual, royalty-free licenses for eCOST.com to continue to use the technology and software in a manner substantially similar to its uses prior to the closing of its initial public offering as well as reproduce, prepare derivative works of, modify and use as reasonably necessary to operate its website. The technology and software is licensed on an “as is” basis.

Sublease Agreement

In January 2003, we entered into a Sublease Agreement for approximately 7,800 square feet of office space located at our corporate headquarters in Torrance, California. Prior to eCOST.com’s initial public offering, eCOST.com paid us monthly base rent of $6,472, adjusted periodically based on rent changes in the master lease and upon changes in the amount of space eCOST.com may occupy from time to time. eCOST.com was also responsible for additional rent, which included its proportionate share of all common area maintenance, including but not limited to amortization of leasehold improvements, real estate taxes, telecommunications systems and hardware and software systems expenses and other operating expenses. In 2004, eCOST.com paid us approximately $1,717,000 for these expenses. The sublease terminates in September 2007.

Prior to the closing of eCOST.com’s initial public offering, we amended and restated the Sublease Agreement to adjust for increases in square footage and base monthly rent over time as shown in the following table:

Dates	Square Feet	Monthly Base Rent
Through September 2004	9,900	$8,217
October 2004–December 2004	10,000	8,300
January 2005–December 2005	11,000	9,130
January 2006–September 2007	14,300	11,869

eCOST.com’s use of certain items such as telecommunications systems and hardware and software systems, which were previously included in the additional rent figure under the existing Sublease Agreement, are provided under our Information Technology Systems Usage and Services Agreement.

Registration Rights Agreement Between PC Mall and eCOST.com

eCOST.com entered into a registration rights agreement with us pursuant to which it granted us the right, in certain circumstances, to require registration of shares of eCOST.com’s common stock held by us. The registration rights granted under the agreement terminated pursuant to its terms upon the consummation of the distribution.

Registration Rights Agreement Between eCOST.com and Frank F. Khulusi

Frank F. Khulusi has the right, in certain circumstances, to require registration of shares of eCOST.com’s common stock that are held by Mr. Khulusi.

Product Sales Agreement

In April 2005, we entered into a Product Sales Agreement, pursuant to which we continue to sell certain products to eCOST.com for a transition period of up to 90 days after the distribution. Products are sold at a negotiated price, except in the case of certain refurbished products pursuant to which we have the right to require eCOST.com to purchase any products for which they have issued a purchase order at our cost.

Historical Agreements

Since eCOST.com’s inception, we have provided it various services, including administrative services (accounting, human resources, tax services, legal and treasury), inventory management and order fulfillment, information systems operation and administration, advertising services, and use of office space. We have historically allocated and charged eCOST.com a portion of our overhead costs in consideration for these services based upon several factors including net sales, net cost of goods sold, square footage, systems utilization, headcount and other factors. In January 2003, we formalized our arrangements by entering into agreements that provided for substantially the same services that were provided eCOST.com prior to that time. The agreements discussed above in this “Certain Relationships and Related Transactions” section replaced each of these historical agreements with eCOST.com.

The following table sets forth the costs that have been allocated and charged by PC Mall to eCOST.com for the services described above for the past fiscal year identified by category as recorded in our consolidated statements of operations (in thousands):

Year ended December 31, 2004
Cost of goods sold (including cost of products, shipping and fulfillment)	$151,873

Selling, general and administrative expenses	2,421

Interest expense	12

Prior to the completion of eCOST.com’s initial public offering, it declared a dividend of $2.5 million to us, which amount was paid by the non-cash settlement of the capital contribution due from PC Mall outstanding as of the date the initial public offering was completed.

PROPOSAL TWO

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The board of directors selected the accounting firm of PricewaterhouseCoopers LLP to serve as its independent registered public accounting firm for the fiscal year ending December 31, 2005. PricewaterhouseCoopers LLP has audited our financial statements since 1994. A proposal to ratify the appointment for the current year will be presented at the meeting. Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

We incurred the following fees to PricewaterhouseCoopers LLP during the 2004 fiscal year:

Audit Fees

The aggregate fees PricewaterhouseCoopers LLP billed us in each of the last two fiscal years for professional services it rendered to us for the audit of our annual financial statements and review of the financial statements included in our quarterly reports on Form 10-Q, as well as for services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements for those years, was $1,710,000 in 2004 and $304,000 in 2003. The amount in 2004 includes the audit of our internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act of 2002.

Audit-Related Fees

The aggregate fees PricewaterhouseCoopers LLP billed us in fiscal year 2004 and fiscal year 2003 for assurance or related services regarding the performance of its audit or review of our financial statements, other than those reported above under the caption “Audit Fees,” was $1,179,000 and $41,900, respectively. For fiscal year 2004, the fees were related to services performed in connection with audits of eCOST.com in connection with its September 2004 initial public offering. For fiscal year 2003, the fees were related to services performed in connection with audits of eCOST.com and for a license for software relating to accounting research.

Tax Fees

The aggregate fees PricewaterhouseCoopers LLP billed us in fiscal year 2004 for professional services rendered for tax compliance, tax advice or tax planning was $18,000. PricewaterhouseCoopers LLP did not provide us, or bill us for, any professional services rendered for tax compliance, tax advice or tax planning in 2003.

All Other Fees

PricewaterhouseCoopers LLP did not provide us, or bill us for, any products or services in the last two fiscal years, other than the services performed in connection with the fees reported under the captions “Audit Fees,” “Audit-Related Fees” and “Tax Fees” above.

Audit Committee Pre-Approval Policy

The audit committee of our board of directors has adopted a policy requiring that all services provided to us by our independent registered public accounting firm be pre-approved by the audit committee. The policy pre-approves specific types of services that the independent registered public accounting firm may provide us if the types of services do not exceed specified cost limits. Any type of service that is not clearly described in the policy, as well as any type of described service that would exceed the pre-approved cost limit set forth in the policy, must be explicitly approved by our audit committee prior to any engagement with respect to that type of service. Our audit committee reviews the pre-approval policy and establishes fee limits annually, and may revise the list of pre-approved services from time to time.

Additionally, our audit committee delegated to its chairman the authority to explicitly pre-approve engagements with our independent registered public accounting firm, provided that any pre-approval decisions must be reported to our audit committee at its next scheduled meeting. If explicit pre-approval is required for any service, our Chief Financial Officer and our independent registered public accounting firm must submit a joint request to the audit committee, or its authorized delegate, describing in detail the specific services proposed and the anticipated costs of those services, as well as a statement as to whether and why, in their view, providing those services will be consistent with the SEC’s rules regarding the independent registered accounting firm’s independence.

Board Recommendation and Stockholder Vote Required

The board of directors recommends a vote FOR ratification of the appointment of the independent registered accounting firm. Ratification of the selection requires the affirmative vote by a majority of the shares of common stock represented at the annual meeting. Shares held by persons who abstain from voting on the proposal and broker “non-votes” will not be voted for or against the proposal. Shares held by persons abstaining and broker “non-votes” will be counted in determining whether a quorum is present for purposes of voting on the proposal and will have the same effect as a vote against the matter. The persons designated in the enclosed proxy will vote your shares FOR approval of the resolution unless instructions to the contrary are indicated in the enclosed proxy. If the appointment is not ratified by the stockholders, the board of directors is not obligated to appoint another independent registered public accounting firm, but the board of directors will give consideration to such unfavorable vote.

STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

Stockholders may submit proposals on matters appropriate for stockholder action at our subsequent annual meetings consistent with Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended. Proposals of stockholders intended to be presented at our next annual meeting of stockholders must be received by us (Attention: Chief Financial Officer, at our principal offices), no later than February 17, 2006, for inclusion in our proxy statement and form of proxy for that meeting. In order for a stockholder proposal not intended to be subject to Rule 14a-8 (and thus not subject to inclusion in our proxy statement) to be considered “timely” within the meaning of Rule 14a-4 under the Securities Exchange Act of 1934, as amended, and pursuant to our bylaws, notice of any such stockholder proposals must be given to us in writing not less than 45 days nor more than 75 days prior to the date on which we first mailed our proxy materials for the 2005 meeting, which is set forth on page 2 of this proxy statement (or the date on which we mail our proxy materials for the 2006 annual meeting if the date of that meeting is changed more than 30 days from the prior year). A stockholder’s notice to us must set forth for each matter proposed to be brought before the annual meeting (a) a brief description of the matter the stockholder proposes to bring before the meeting and the reasons for conducting such business at the meeting, (b) the name and recent address of the stockholder proposing such business, (c) the class and number of shares of our stock which are beneficially owned by the stockholder, and (d) any material interest of the stockholder in such business. With respect to proposals by stockholders for director nominations, our bylaws require written notice to be received by us not less than 30 days nor more than 60 days before the meeting, unless less than 40 days’ notice or public disclosure of the meeting is given, in which case the stockholder’s notice must be received within 10 days after such notice or disclosure is given. The notice must contain specified information about the proposed nominee and the stockholder making the nomination.

OTHER MATTERS

All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted at the meeting in accordance with the directions given. Any proxy in which no direction is specified will be voted in favor of each of the nominees and the matters to be considered.

The board of directors does not intend to bring any matters before the meeting other than as stated in this proxy statement and is not aware that any other matters will be presented for action at the meeting. Should any other matters be properly presented, the person named in the enclosed form of proxy will vote the proxy with respect thereto in accordance with their best judgment, pursuant to the discretionary authority granted by the proxy.

Copies of our Annual Report on Form 10-K for the year ended December 31, 2004 as filed with the SEC will be provided to stockholders without charge upon written request to Theodore R. Sanders, Chief Financial Officer, PC Mall, Inc., 2555 W. 190th Street, Suite 201, Torrance, California 90504.

By Order of the Board of Directors,

/s/ Frank F. Khulusi
Frank F. Khulusi
Chairman of the Board, President and
Chief Executive Officer

June 17, 2005
Torrance, California

APPENDIX A

PC MALL, INC.

POLICY AND PROCEDURES FOR IDENTIFYING AND EVALUATING CANDIDATES FOR THE BOARD OF DIRECTORS

The following policy is adopted by the Board of Directors (the “Board”) of PC Mall, Inc. (the “Company”) to establish certain procedures and to address certain other matters in connection with the rules promulgated by the Securities and Exchange Commission (the “SEC”) relating to the director nominations process and other matters.

I. Consideration of Director Candidates Recommended by Shareholders

It is the policy of the Board to consider any director candidates recommended by a shareholder of the Company, provided the information regarding director candidates recommended by a shareholder is submitted to the Board in compliance with this policy.

II. Procedures for Submission of Director Candidates Recommended by Shareholders to the Board

A director candidate nomination from a shareholder must be provided in writing and must include: (a)(1) the candidate’s name, age, business address and residence address, (2) the candidate’s biographical information, including educational information, principal occupation or employment, past work experience (including all positions held during the past five years), personal references, and service on boards of directors or other material positions that the candidate currently holds or has held during the prior three years, (3) the class and number of shares of the Company which are beneficially owned by the candidate, (4) any potential conflicts of interest that might prevent or otherwise limit the candidate from serving as an effective member, and (5) any other information pertinent to the qualification of the candidate; and (b)(1) the name and record address of the shareholder making the recommendation, and (2) the class and number of shares of the Company which are beneficially owned by such shareholder and the period of time such shares have been held, including whether such shares have been held for in excess of one year prior to the date of the recommendation. These director candidate recommendation materials are to be sent to the Secretary of the Company, at the address of the Company’s principal executive offices, and may be submitted at any time.

Notwithstanding the foregoing, for inclusion of the director candidate nominated by a shareholder in the slate of director nominees for approval by shareholders of the Company in connection with a special meeting or annual meeting of shareholders and for inclusion of information relating to such director candidate in the Company’s proxy statement relating to such a meeting, the shareholder must submit the relevant information set forth above and other information reasonably requested by the Company within the timeframe proscribed in Rule 14a-8 of Regulation 14A under the Securities Exchange Act of 1934, as amended (“Regulation 14A”). Such shareholder shall further comply with the additional requirements under Regulation 14A and other applicable rules and regulations.

III. Qualifications of Board Candidates

There are no specific, minimum qualifications that the Board shall require to be met by a director nominee recommended for a position on the Board, nor are there any specific qualities or skills that are necessary for one or more of the Company’s directors to possess, other than as are necessary to meet any requirements under rules and regulations applicable to the Company.

The Board shall consider a potential candidate’s experience, areas of expertise, and other factors relative to the overall composition of the Board.

IV. Process for Identification and Evaluation of Director Candidates

(a) In lieu of a nominating committee, candidate(s) for director nominee(s) in the event of a vacancy or the establishment of a new directorship on the Board shall be made to the full Board for consideration and approval upon the recommendation of no less than a majority of the independent members of the Board.

(b) The Company is of the view that the continuing service of qualified incumbents promotes stability and continuity in the board room, contributing to the Board’s ability to work as a collective body, while giving the Company the benefit of the familiarity and insight into the Company’s affairs that its directors have accumulated during their tenure. Accordingly, the process for identifying nominees shall reflect the Company’s practice of re-nominating incumbent directors who continue to satisfy the criteria for membership on the Board, whom the independent members of the Board believe continue to make important contributions to the Board and who consent to continue their service on the Board. Consistent with this policy, in considering candidates for election at annual meetings of shareholders, the independent members of the Board will first determine the incumbent directors whose terms expire at the upcoming meeting and who wish to continue their service on the Board.

(c) The independent members of the Board will evaluate the qualifications and performance of the incumbent directors that desire to continue their service. In particular, as to each such incumbent director, the independent members of the Board will (i) consider if the director continues to satisfy the minimum qualifications for director candidates adopted by the independent members of the Board, (ii) review any assessments of the performance of the director during the preceding term made by the Board, and (iii) determine whether there exist any special, countervailing considerations against re-nomination of the director.

(d) If the independent members of the Board determine that an incumbent director consenting to re-nomination continues to be qualified and has satisfactorily performed his or her duties as director during the preceding term; and there exist no reasons, including considerations relating to the composition and functional needs of the Board as a whole, why in the view of the independent members of the Board the incumbent should not be re-nominated, the independent members of the Board will, absent special circumstances, propose the incumbent director for re-election.

(e) The process by the independent members of the Board for identifying and evaluating nominees for director, including nominees recommended by a shareholder, involves (with or without the assistance of a retained search firm):

•	compiling names of potentially eligible candidates;

•	conducting background and reference checks;

•	conducting interviews with candidates and/or others (as schedules permit);

•	meeting to consider and approval final candidates; and

•	as appropriate, preparing and presenting to the full Board an analysis with regard to particular, recommended candidates.

During the search process, the independent directors shall endeavor to identify director nominees who have the highest personal and professional integrity, have demonstrated exceptional ability and judgment, and, together with other director nominees and members, shall effectively serve the long-term interests of the Company’s stockholders and contribute to the Company’s overall corporate goals.

(f) In considering potential new directors, the independent members of the Board will review individuals from various disciplines and backgrounds. Among the qualifications to be considered in the selection of candidates are:

•	personal and professional integrity;

•	broad experience in business, finance or administration;

•	familiarity with the Company’s industry; and

•	prominence and reputation.

Since prominence and reputation in a particular profession or field of endeavor are what bring most persons to the Board’s attention, there shall be further consideration of whether the individual has the time available to devote to the work of the Board and one or more of its committees. Nominees will be screened to ensure each candidate has qualifications which compliment the overall core competencies of the Board. A review is also to be made of the activities and associations of each candidate to ensure that there is no legal impediment, conflict of interest, or other consideration that might hinder or prevent service on the Board. In making a recommendation of candidates to the Board, the independent directors shall bear in mind that the foremost responsibility of a director of the Company is to represent the interests of the stockholders as a whole. The screening process shall include a background evaluation and a review of the potential nominee’s qualification as an independent director under applicable SEC and Nasdaq rules and regulations.

There are no differences in the manner in which the Board considers and evaluates nominees for director based on whether the nominee is recommended by a shareholder.

(continued from other side)

THIS PROXY WHEN PROPERLY EXECUTED AND RETURNED TO THE COMPANY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL OF THE NOMINEES NAMED BELOW AND IN FAVOR OF PROPOSAL 2.

1. ELECTION OF DIRECTORS

Nominees: Frank F. Khulusi Mark C. Layton

Ronald B. Reck Thomas A. Maloof

FOR all nominees listed to the right

(except as marked to the contrary).

WITHHOLD AUTHORITY to vote

for all nominees listed to the right.

(To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list above.)

2. PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP as the Company’s independent registered public accounting firm for the Company’s current fiscal year.

FOR AGAINST ABSTAIN

3. In their discretion, the Proxy Agents are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof.

PLEASE DATE AND SIGN the enclosed proxy exactly as the name(s) appears herein and return promptly in the accompanying envelope. If the shares are held by joint tenants or as community property, both stockholders should sign.

Receipt of Notice of Annual Meeting of Stockholders, Annual Report for the year ended December 31, 2004 and Proxy Statement dated June 17, 2005 is hereby acknowledged by the undersigned.

Dated: , 2005

Signature

Name, typed or printed

Tax identification or social security number

Dated: , 2005

Signature

Name, typed or printed

Tax identification or social security number

Please Detach Here

You Must Detach This Portion of the Proxy Card

Before Returning it in the Enclosed Envelope

PROXY

PC MALL, INC.

ANNUAL MEETING OF STOCKHOLDERS

JULY 12, 2005

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Frank F. Khulusi and Theodore R. Sanders, and each of them, with full power of substitution as proxies and agents (the “Proxy Agents”) in the name of the undersigned, to attend the Annual Meeting of Stockholders of PC Mall, Inc., a Delaware corporation (“Company”), to be held at the Company’s headquarters, located at 2555 W. 190th Street, Torrance, California 90504 on Tuesday, July 12, 2005 at 10:00 a.m. local time, or any adjournment or postponement thereof, and to vote the number of shares of common stock of the Company that the undersigned would be entitled to vote, and with all the power the undersigned would possess, if personally present, as follows on the reverse side.

PLEASE SIGN AND DATE ON REVERSE SIDE